EXHIBIT 10.1

INTERNET BRANDS, INC.

 ROBERT BRISCO SEVERANCE PAYMENT AGREEMENT

This Agreement is entered into by and among Internet Brands, Inc. (the “Company”) and Robert Brisco (the “Employee”) on the 4th day of November, 2008.

WHEREAS, the Employee is a senior executive of the Company in the capacity of Chief Executive Officer;

WHEREAS, this Agreement replaces the Robert Brisco Employment Agreement entered into by and among the Company and Employee on the 8th day of November, 1999 and as previously amended on November 12, 1999, July 1, 2000, January 30, 2002 and July 11, 2007;

WHEREAS, the Company desires to recognize Employee’s continued contribution to the growth and stability of the Company and provide an additional incentive for Employee to remain at the Company;

NOW THEREFORE in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1.     Severance.    Employee shall be entitled to the following severance benefits described in this Section 1:

(a)    Upon Involuntary Termination Without Cause or a Voluntary Resignation Within 60 Days of a Constructive Termination (Except During the 6 Month Period Preceding or the 12 Month Period Following a Change of Control).  In the event that Employee’s employment is terminated by the Company for reasons other than “Cause” (as defined in Section 2) or by Employee within 60 days following the occurrence of a “Constructive Termination” (as defined in Section 2) (except during the 6 month period preceding or the 12 month period following a “Change of Control,” as such term is defined in Section 2), then Employee shall be entitled to receive (i) a lump sum payment on the termination date, or as soon as practicable thereafter (but in no event later than 60 days thereafter), equal to 9 times Employee’s monthly Base Salary in effect immediately preceding the termination date plus 9/12 times Employee’s maximum annual stated cash bonus target (“Annual Bonus Target”) for the year of termination and (ii) 9 Months’ COBRA Benefits.  Employee will become entitled to additional payments and benefits under Section 1(c) below if a Change of Control occurs within 6 months following the date of termination of employment.

(b)    Other Termination (Except During the 6 Month Period Preceding or the 12 Month

Period Following a Change of Control).    If, during the term of this Agreement (except during the 6 month period preceding and the 12 month period following a Change of Control, which is covered in Sections 1(c) and (d) hereof), Employee’s employment is terminated by the Company for Cause, or by Employee for any reason, including death or disability, other than within 60 days following a Constructive Termination, then Employee shall not be entitled to receive severance or other benefits pursuant to Section 1(a).

(c)    Within the 6 Month Period Preceding or the 12 MonthPeriod Following a Change of Control, Upon Involuntary Termination Without Cause or a Voluntary Resignation Within 60 days of a Constructive Termination.     In the event that Employee’s employment is terminated by the Company for reasons other than Cause or by Employee within 60 days following the occurrence of a “Constructive Termination” during the period commencing 6 months before a Change of Control and ending 12 months after the Change of Control, then Employee shall be entitled to receive the payments and benefits described in Section 1(a), as well as (i) a lump sum payment on the later of the date of such Change of Control or the termination date, or as soon as practicable thereafter (but in no event later than 60 days thereafter), equal to 9 times Employee’s monthly Base Salary in effect immediately preceding the termination date plus 9/12 times Employee’s Annual Bonus Target for the year of termination, and (ii) continuation of the 9 Months’ COBRA Benefits provided in Section 1(a) for an additional 9 months. On the occurrence of a Change of Control (i) each of Employee’s equity grants that are not otherwise fully vested shall automatically vest on a daily prorata basis over the period starting from the most recent vesting date of each such grant prior to the Change of Control through immediately prior to the closing date of the Change of Control; (ii) the remaining unvested  portion of each of Employee’s equity grants shall automatically vest 50% immediately prior to the closing date of the Change of Control. Immediately prior to the closing of the Change of Control transaction, the Company or the successor entity will reserve amounts sufficient to pay Employee for the remaining 50% of unvested equity grants (in cash and/or publicly traded stock of the successor entity on the same terms as provided to Company stockholders on the closing date). Such remaining 50% shall continue to vest under the terms of such equity grant agreements through the earlier of  the first anniversary of the closing date of the Change of Control transaction or a termination of Employee under this subsection (c), upon which date all remaining unvested equity grants shall automatically vest and Employee shall be paid all amounts reserved for such purpose to Employee.

(d)    Other Termination During the 6 Month Period Preceding or the 12 Month Period Following a Change of Control.    If, during the 6 month period preceding or the 12 month period following a Change of Control, Employee’s employment is terminated by the Company for Cause, or by Employee for any reason, other than within 60 days following a Constructive Termination, or by virtue of Employee’s death or disability, then Employee shall not be entitled to receive severance or other benefits pursuant to Section 1(c).  However, Employee shall be entitled to vesting of all equity related to a Change of Control as described in Section 1(c).

(e)    No Mitigation.    Employee shall not be required to mitigate the value of any severance payments or benefits contemplated by Section 1 of this Agreement, nor shall any such payments or benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

2.    Definitions.

(a)    Base Salary.    “Base Salary” shall mean Employee’s annual Company salary at the rate in effect immediately preceding Employee’s date of termination with the Company.

(b)    Cause.    “Cause” shall mean (i) Employee’s commission of an act of fraud or embezzlement upon the Company; (ii) Employee’s being convicted of or pleading guilty or nolo contendere  to a felony involving fraud, dishonesty or moral turpitude, (iii) Employee’s willful and continued failure to perform substantially Employee’s material duties with the Company (other than failure resulting from incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after written demand for substantial performance is delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes Employee has not substantially performed his duties; provided, however, that with respect to clause (iii), such failure shall not constitute Cause if it is cured by Employee within thirty (30) days following delivery to Employee of a written explanation specifying the basis for the Company’s beliefs with respect to such clause.

(c)    Change of Control.    “Change of Control” shall mean:

(i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets,

(d)    Constructive Termination.    “Constructive Termination” shall mean (i) the assignment to Employee of duties not commensurate with his status as Chief Executive Officer, or any material reduction of the Employee’s duties, authority, responsibilities or title, relative to the Employee’s duties, authority, responsibilities or title as in effect immediately prior to such reduction, except if agreed to in writing by the Employee; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the consummation of a “Change of Control,” shall not by itself constitute a Constructive Termination (for example, if the Company becomes a division of the acquiring company in a Change of Control and Employee remains Chief Executive Officer of the division of and is not made Chief Executive Officer of the Acquirer and does not sit on the board of directors of the Acquirer shall not by itself constitute a “Constructive Termination” unless, notwithstanding the title of divisional Chief Executive Officer, there is a material reduction of Employee’s duties, authority or responsibilities with respect to the division relative to Employees duties, authority and responsibilities as in effect prior to such reduction), (ii) any material breach by the Company of the terms of this Agreement, (iii) any reduction in Employee’s compensation, including, without limitation, a reduction in

Base Salary or a reduction in the Annual Bonus Target, or (iv) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location, without the Employee’s written consent; provided, however, that such actions shall not constitute Constructive Termination unless the Company fails to cure such condition within thirty (30) days following delivery to the Company of a written explanation specifying the basis for the Employee’s beliefs with respect to such Constructive Termination events, which written explanation must be provided by the Employee within thirty (30) days of the initial existence of the condition.

3.    Arbitration.

(a)   Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by expedited, binding arbitration to be held in Los Angeles, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company agrees to advance Employee all costs, including attorney’s fees, relating to such arbitration. Employee agrees to reimburse the Company for such costs in the event the arbitrator determines that the Company has not breached this Agreement in such a manner as to give rise to financial damages to the Employee in an amount greater than $5,000.

(b)   The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)   EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

4.    Right to Advice of Counsel.    Employee acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

5.    Successors.

(a)    Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company,” as applicable, shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    Employee’s Successors.   Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.    Notice Clause.    All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest.

7.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

8.    Severability.    The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

9.    Taxes.    All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

10.     Golden Parachute Tax.    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Employee shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the income, employment, excise and any other taxes arising from the payments made by the Company pursuant to the immediately preceding clause, so that Employee shall be fully reimbursed for any such excise tax and any taxes associated with the payments to reimburse Employee for such excise tax. Unless the Company and Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section shall be made in writing by a nationally recognized accounting firm satisfactory to both parties (the “Accountants”). In the event that the excise tax incurred by Employee is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Employee agree to promptly make payment to the other party of an amount such that the net economic effect to Employee under this Section, on an after-tax basis, is the same as if the Code Section 4999 excise tax did not apply to Employee. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section  Any payment pursuant to this Section 10 shall be made no later than the end of the calendar year following the calendar year in which Employee remits the taxes to which such payment relates.

11.     Section 409A.

(a)    General.    This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder (“Section 409A”).

(b)    Six-Month Delay for Specified Employees.    Each of the payments under this Agreement shall be considered a separate payment for purposes of Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if (a) Employee is a “specified employee” within the meaning of Section 409A for the period in which any payment or benefits under this Agreement would otherwise commence and (b) such payment or benefit under this Agreement would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A if the payment or benefit were to commence within six months of a termination of Employee’s employment with the Company, then all such payments or benefits that would otherwise be paid during the first six months after Employee’s separation from service within the meaning of Section 409A shall be accumulated and shall be paid (together with, in the case of any cash payment, interest credited at the Applicable Federal Rate in effect as of the date of Employee’s separation from service) on the earlier of (1) the first day which is at least six (6) months after Employee’s separation from service within the meaning of Section 409A or (2) the date of Employee’s death.

(c)    No Obligation to Indemnify.    Nothing in this Agreement shall create any obligation on the part of the Company to indemnify, reimburse, or otherwise compensate Employee for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of Section 409A or any corresponding provision of state, local, or foreign law.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.

INTERNET BRANDS, INC.

By:	/s/ Howard E. Morgan
Howard E. Morgan

Title:	Chairman of the Board

EMPLOYEE:

/s/ Robert N. Brisco
Robert N. Brisco